EXHIBIT 99.2


December 21, 2005


Reporters may contact:
Keri Buster, American Express, 212.640.6193

Betty Riess, Bank of America, 415.622.6397
Betty.Riess@bankofamerica.com



            BANK OF AMERICA AND AMERICAN EXPRESS FORM CARD ALLIANCE

 Landmark agreement provides Bank of America customers with more card choices;
                MBNA to continue issuing American Express Cards

Charlotte, NC and New York, NY - Bank of America and American Express today announced that Bank of America will issue Bank of America branded American Express Cards in the United States.

Under the terms of the agreement, Bank of America will issue and market the cards through its vast distribution network including more than 5,800 banking centers and its industry leading online banking service. It also will be responsible for billing, customer service and charge authorizations. Bank of America will own the customer loans and receivables. American Express will process transactions through its merchant network and the cards will be welcomed at millions of locations worldwide.

Through this partnership Bank of America will be able to expand its product offerings and deliver broader choice, value and convenience to existing customers and new prospects. Cardholders will have access to a broad range of travel and retail benefits as well as offers from American Express merchants worldwide.

Bank of America will start issuing the cards later next year.

Financial terms of the agreement were not disclosed.

The companies also confirmed the card-issuing partnership between MBNA and American Express will continue. In January 2004, MBNA became the first U.S. financial institution to sign a network partnership with American Express. Earlier this year, Bank of America announced its agreement to acquire MBNA.

"This agreement marks the beginning of a new era of partnership between two of the world's premier financial services brands," said Ken Lewis, chairman and CEO of Bank of America. "The addition of the American Express card to the existing Bank of America product offerings, coupled with the suite of affinity card products offered by MBNA, underscores the power of our franchise to provide our customers with unparalleled choice and convenience."

"Bank of America is one of the world's great financial institutions," said Ken Chenault, chairman and CEO of American Express. "It is known for its innovation and commitment to outstanding customer service. We are delighted to be working together and to continue our partnership with MBNA, which has been among the most successful in our history. Our work with MBNA has delivered compelling new products for high-spending consumers. In addition to generating significant benefits for both our companies, it also helped to set the stage for today's agreement and the terrific opportunity it represents."

Separately, American Express has announced its intention to dismiss Bank of America from its antitrust litigation against Visa, MasterCard and a number of major U.S. banks.

ABOUT BANK OF AMERICA
Bank of America is one of the world's largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 38 million consumer and small business relationships with more than 5,800 retail banking offices, more than 16,700 ATMs and award-winning online banking with more than 14 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 150 countries and has relationships with 97 percent of the U.S. Fortune 500 companies and 79 percent of the Global Fortune 500. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

ABOUT AMERICAN EXPRESS

American Express Company (NYSE: AXP) is a diversified worldwide travel, financial and network services company, founded in 1850. It is a world leader in charge and credit cards, Travellers Cheques, travel and business services. Since 1996 American Express has been aggressively pursuing a strategy of opening its merchant network and card product portfolio to third party issuers around the world. By leveraging its global infrastructure and the powerful appeal of the brand, American Express aims to gain even broader reach for its network worldwide. American Express has now established 93 card-issuing partnership arrangements in more than 100 countries.

                                      -2-